Exhibit 21

VARIAN, INC.

SUBSIDIARIES OF THE REGISTRANT

As of September 28, 2007

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
JEM’SY	France
Magnex Scientific Limited	United Kingdom
PL International Limited	United Kingdom
Polymer Laboratories Limited	United Kingdom
Varian AB	Sweden
Varian A.G.	Switzerland
Varian Argentina, Ltd.	Delaware
Varian Australia, LLC	Delaware
Varian Australia Pty. Ltd.	Australia
Varian B.V.	The Netherlands
Varian Belgium N.V.	Belgium
Varian Canada Inc.	Canada
Varian Deutschland GmbH	Germany
Varian Holdings (Australia) Pty. Limited	Australia
Varian Iberica S.L.	Spain
Varian India Pvt. Ltd.	Delaware
Varian Industria E. Comercio Limitada	Brazil
Varian Instruments of Puerto Rico, Inc.	Delaware
Varian Data Systems, S.A.S.	France
Varian Limited	United Kingdom
Varian Quebec Inc.	Canada
Varian S.A.	France
Varian, S. de R.L. de C.V.	Mexico
Varian S.p.A.	Italy
Varian (Shanghai) International Trading Co. Ltd.	China
Varian Technologies Asia, Ltd.	Delaware
Varian Technologies China, Ltd.	Delaware
Varian Technologies Japan, Ltd.	Delaware
Varian Technologies Korea, Ltd.	Korea
Varian Technologies Pte. Ltd.	Singapore

All of the above subsidiaries are included in the Company’s consolidated financial statements. The names of certain consolidated subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.